UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 28, 2012

AMERICAN ELECTRIC TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Florida	000-24575	59-3410234
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6410 Long Drive, Houston, TX	77087
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 713-644-8182

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 Entry into a Material Definitive Agreement.

On March 28, 2012, registrant entered into the seventh amendment to its revolving credit agreement with JPMorgan Chase Bank, N.A., which contains the following revisions:

Modified our covenant to maintain a minimum consolidated tangible net worth to $7.130 million as of the end of each quarter beginning December 31, 2011 and to remain at this level until the earlier to occur of 1) a step up in the minimum tangible net worth of 80% of any equity issuance or 2) a step up of an incremental $1.0 million to $8.130 million as of December 31, 2012 and thereafter.

Our minimum current ratio was modified to a minimum 1.00 at December 31, 2011 and March 31, 2012 and then to 2.0 times at June 30, 2012 and thereafter.

Our maximum leverage ratio (total liabilities to tangible net worth) was modified to 2.75 for the quarters ended December 31, 2011 and March 31, 2012 and then to 2.0 at June 30, 2012 and thereafter. In the definition of total liabilities per the agreement, the deferred tax liability may be excluded; however, such exclusion has certain exceptions.

Item 9.01 Financial Statements and Exhibits.

Exhibit 10.1 Seventh Amendment to Loan Agreement dated March 28, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN ELECTRIC TECHNOLOGIES, INC.

Date: April 2, 2012	By:	/s/ Frances Powell Hawes
Frances Powell Hawes
Senior Vice President and CFO

EXHIBIT INDEX

Exhibit Number	Description

10.1	Seventh Amendment to Loan Agreement dated March 28, 2012